UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 31, 2025

Mawson Infrastructure Group Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-40849	88-0445167
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

950 Railroad Avenue

Midland, Pennsylvania 15059

(Address of Principal Executive Offices) (Zip Code)

(412) 515-0896

(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	MIGI	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01. Other Events.

As previously disclosed, on September 12, 2025, Mawson Infrastructure Group Inc. (the “Company”) was notified that the Nasdaq Hearings Panel (the “Panel”) had determined to grant the Company’s request for continued listing on Nasdaq, subject to the Company timely satisfying certain conditions.

On January 24, 2025, the Company was notified by the Listing Qualifications Department (the “Staff”) of The Nasdaq Stock Market LLC (“Nasdaq”) that for the 33 consecutive business days preceding the date of the notice, the Company’s Market Value of Listed Securities (“MVLS”) was less than the $35.0 million minimum required for continued listing under Nasdaq Listing Rule 5550(b)(2) (the “MVLS Rule”) and the Company was granted a 180-calendar day period to regain compliance.

On February 6, 2025, the Company was notified that it had reported a closing bid price of less than $1.00 per share for the previous 30 consecutive business days in contravention of Nasdaq Listing Rule 5550(a)(2) (the “Bid Price Rule”) and the Company was granted a 180-calendar day period to regain compliance.

As the Company was unable to regain compliance with the MVLS Rule or the Bid Price Rule within the grace periods provided by Nasdaq, the Company was notified that its securities were subject to delisting unless the Company timely requested a hearing before the Panel. The Company timely requested a hearing, at which it presented its compliance plan and requested an extension to demonstrate compliance with the MVLS Rule and the Bid Price Rule.

Following the hearing, on September 12, 2025, the Company received the Panel’s decision, which granted the Company’s request for continued listing on Nasdaq subject to the Company demonstrating compliance with (i) the MVLS Rule by no later than October 15, 2025, and (ii) the Bid Price Rule by no later than November 7, 2025 (together, the “Exception Period”). The Panel’s decision also served to notify the Company that it must provide Nasdaq with prompt notification of any significant events that occur during the Exception Period that may affect the Company’s compliance with Nasdaq’s listing requirements and that the Panel reserved the right to reconsider the terms of the exception based on any event, condition, or circumstance that exists or develops that would, in the opinion of the Panel, make the continued listing of the Company’s securities on Nasdaq inadvisable or unwarranted.

On October 23, 2025, the Company requested (i) an extension of the November 7, 2025 deadline to evidence compliance with the Bid Price Rule through December 4, 2025 and (ii) an extension of the October 15, 2025 deadline to evidence compliance with the MVLS Rule through December 19, 2025. On October 31, 2025, the Company received written notice that the Panel had granted the Company’s request.

There can be no assurance that the Company will be able to regain compliance with either the MVLS Rule or the Bid Price Rule or otherwise maintain compliance with all other applicable criteria for continued listing on Nasdaq. In such case, the Company’s securities would be subject to delisting.

On November 3, 2025, the Company issued a press release announcing, among other things, the Panel’s grant of an extension for compliance with the MVLS Rule and the Bid Price Rule. A copy of the press release is furnished as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1*	Press Release dated November 3, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*	Furnished not filed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Mawson Infrastructure Group Inc.

Date: November 3, 2025	By:	/s/ Kaliste Saloom
Kaliste Saloom
Interim Chief Executive Officer, General Counsel and Corporate Secretary

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